Exhibit 99.1

FOR IMMEDIATE RELEASE

THE J. JILL GROUP REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS

Quincy, MA, March 9, 2006 – The J. Jill Group, Inc. (Nasdaq: JILL) today reported financial results for the fourth quarter and fiscal year ended December 31, 2005. The fourth quarter and fiscal year ended December 31, 2005 were 14-week and 53-week periods, respectively. Net sales for the fourth quarter increased by 9.6% to $131.0 million from $119.4 million reported in the prior year. Operating income for the quarter totaled $5.4 million or 4.1% of net sales compared to $4.5 million or 3.7% of net sales in the previous year. The company generated net income for the quarter of $3.0 million or $0.15 per diluted share versus $2.6 million or $0.13 per diluted share in the prior year.

Fourth quarter sales productivity improved in both segments as compared to the prior year. Retail segment net sales per weighted average square foot increased by 1.0% and direct segment net sales per 1,000 square inches circulated increased by 3.0%. On the other hand, comparable store sales for stores open at least one full fiscal year decreased by 3.0% for the fourth quarter of fiscal 2005 as compared to the fourth quarter of fiscal 2004. This fourth quarter comparable store sales calculation compares the 14 weeks ended December 31, 2005 to the 14 weeks ended January 1, 2005.

For the fiscal year ended December 31, 2005, the company recorded net sales of $449.7 million compared to $434.9 million in the prior year. Operating income for the fiscal year totaled $2.6 million or 0.6% of net sales compared to $15.3 million or 3.5% of net sales in the previous year. The company generated net income for the fiscal year of $1.5 million or $0.07 per diluted share versus $8.7 million or $0.42 per diluted share in the prior year.

Fiscal 2005 retail segment net sales productivity per weighted average square foot declined by 0.3% to $401 per square foot while direct segment net sales productivity improved by 2.6% to $0.46 per 1,000 square inches circulated. Comparable store sales declined by 1.2% in fiscal 2005 as compared to fiscal 2004. This fiscal year comparable store sales calculation compares the 53 weeks ended December 31, 2005 to the 53 weeks ended January 1, 2005.

Gordon R. Cooke, President and Chief Executive Officer, commented, “Fiscal 2005 was a challenging year for J. Jill. We attribute our disappointing results primarily to customer dissatisfaction with our merchandise offerings. Over the past couple of years we have endeavored to broaden the appeal of the J. Jill brand by standardizing our fits, improving the quality of our apparel, increasing the penetration of color and novelty in our assortment and becoming more contemporary in our design elements. While we believe we have achieved success with respect to improving the quality and fit of our apparel, some of the changes we made with respect to color, novelty and silhouette were not well received by our customer.”

 “We are taking several steps in the merchandising and design areas to modify our strategy and adjust our merchandise offerings in the future, the most important of which is refocusing our attention on our core customer. In this regard, we intend to return to neutral, subtle, wardrobe-building colors and relaxed, forgiving styling. While we remain optimistic about our opportunities for success in

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2006, achieving our goals will ultimately depend on our ability to produce a merchandise assortment that resonates with our target customer,” concluded Mr. Cooke.

The J. Jill Group is a multi-channel specialty retailer of women’s apparel, including accessories and footwear. The company currently markets its products through its retail stores, catalogs and website jjill.com. J. Jill is designed to appeal to active, affluent women age 35 and older. The company has entered into a definitive merger agreement with The Talbots, Inc. whereby Talbots will acquire all of the outstanding shares of J. Jill for $24.05 per share in cash. The merger is expected to close in the second quarter of 2006 and is subject to approval by the stockholders of J. Jill, clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and other customary closing conditions.

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations regarding future events and speak only as of the date hereof. Our actual results, performance or achievements may differ significantly from the results, performance or achievements discussed in or implied by the forward-looking statements. Factors that could cause such a difference include a significant delay in consummating or a failure to consummate the proposed merger with The Talbots, Inc.; the significant expenses we are incurring in connection with the proposed merger; restrictions on the conduct of our business prior to the completion of the proposed merger; our ability to produce a merchandise assortment that resonates with our target customer; our ability to successfully grow our retail business while, at the same time, stabilizing and improving our direct segment’s performance; our ability to build brand awareness and the effectiveness of our brand development and marketing programs; the customary risks associated with purchasing inventory abroad including any event causing a disruption in manufacturing or imports from countries from which we currently source goods, or the imposition of additional import restrictions (particularly with respect to China); the loss of either of our two primary buying agents; changes in competition in the women’s apparel market; our ability to respond to changes in consumer demand and fashion trends in a timely manner; and other factors, many of which are beyond our control, that are detailed from time to time in J. Jill’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 25, 2004. J. Jill disclaims any intent or obligation to update any forward-looking statements.

CONTACT:	Judith Wilkinson/Eden Abrahams
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

Chad Jacobs/Brendon Frey
Integrated Corporate Relations
203-682-8220

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THE J. JILL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 25,	Dec. 31,	Dec. 25,
In thousands, except per share data — unaudited	2005	2004	2005	2004
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Net sales	$130,957	$119,444	$449,712	$434,867
Cost of products and merchandising	81,587	75,320	297,971	278,410
Gross margin	49,370	44,124	151,741	156,457
Selling, general and administrative expenses	43,992	39,645	149,125	141,121
Operating income	5,378	4,479	2,616	15,336
Interest (income) expense, net	(8)	(1)	(113)	334
Income tax provision	2,346	1,880	1,215	6,296
Net income	$3,040	$2,600	$1,514	$8,706

Income per share:
Basic	$0.15	$0.13	$0.07	$0.43
Diluted	$0.15	$0.13	$0.07	$0.42

Weighted average shares outstanding:
Basic	20,325	20,107	20,241	20,019
Diluted	20,663	20,551	20,536	20,546

THE J. JILL GROUP, INC.

NET SALES SUMMARY

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 25,	Dec. 31,	Dec. 25,
In thousands — unaudited	2005	2004	2005	2004
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Retail	$87,315	$72,051	$282,751	$238,776

Catalog	20,196	24,771	78,123	110,514
Internet	21,143	21,183	81,855	80,560
Direct total	41,339	45,954	159,978	191,074

Other	2,303	1,439	6,983	5,017
Net sales	$130,957	$119,444	$449,712	$434,867

THE J. JILL GROUP, INC.

OPERATING INCOME RECONCILIATION

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 25,	Dec. 31,	Dec. 25,
In thousands — unaudited	2005	2004	2005	2004
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Retail segment contribution	$10,235	$8,443	$16,398	$19,736
Direct segment contribution	9,715	8,468	36,915	44,059
Other	(4,834)	(3,663)	(17,935)	(16,040)
General and administrative expenses	(9,738)	(8,769)	(32,762)	(32,419)
Operating income	$5,378	$4,479	$2,616	$15,336

THE J. JILL GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 31,	Dec. 25,
In thousands — unaudited	2005	2004

Assets:
Cash and cash equivalents	$35,700	$31,966
Marketable securities	24,228	34,062
Accounts receivable, net	14,595	18,579
Inventory	34,562	36,212
Prepaid catalog expenses	4,306	3,894
Deferred income taxes	10,312	9,761
Other current assets	8,828	9,109
Total current assets	132,531	143,583
Property and equipment, net	148,100	133,972
Other non-current assets	6,844	5,141
Total assets	$287,475	$282,696

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$45,937	$52,175
Current portion of long-term debt	1,036	1,805
Total current liabilities	46,973	53,980
Long-term debt, less current portion	9,395	10,431
Deferred credits from landlords and other	58,223	47,387
Deferred income taxes	4,763	6,841
Total liabilities	119,354	118,639
Capital stock	115,286	112,709
Accumulated other comprehensive loss	(116)	(89)
Retained earnings	52,951	51,437
Total liabilities and stockholders’ equity	$287,475	$282,696

THE J. JILL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Dec. 31,	Dec. 25,
In thousands — unaudited	2005	2004
	(53 weeks)	(52 weeks)
Cash flows provided by operating activities:
Net income	$1,514	$8,706
Depreciation and amortization	22,755	18,663
Deferred income taxes	(2,555)	1,396
Gain on trust assets	(477)	(388)
Loss on disposal of property and equipment	567	388
Changes in assets and liabilities	10,146	6,696
Net cash provided by operating activities	31,950	35,461

Cash flows used in investing activities:
Additions to property and equipment	(36,020)	(28,784)
Purchases of marketable securities	(31,875)	(34,246)
Sales of marketable securities	8,701	—
Maturities of marketable securities	32,436	—
Investment in trust assets	(1,356)	(1,099)
Increase in cash held in escrow	(470)	(89)
Net cash used in investing activities	(28,584)	(64,218)

Cash flows provided by financing activities:
Proceeds from stock transactions	2,173	3,142
Payments of debt borrowings	(1,805)	(1,706)
Net cash provided by financing activities	368	1,436

Net increase (decrease) in cash and cash equivalents	3,734	(27,321)

Cash and cash equivalents at:
Beginning of period	31,966	59,287
End of period	$35,700	$31,966